Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 31, 2021, except for the effects of the reverse recapitalization described in Note 3 and subsequent events described in Note 26, as to which the date is June 9, 2021, in Post-Effective Amendment No. 4 to the Registration Statement (Form S-1 on Form S-3 No. 333-252073) and related Prospectus of Clover Health Investments, Corp. for the registration of 220,580,418 shares of Class A common stock.

/s/ Ernst & Young LLP

New York, New York

February 2, 2022